TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Termination Agreement") is made and entered into as of this 13th day of August, 2015 (the "Termination Date") by and between Arc Lifestyle Group Inc, of Miami, Florida and La Filotea Productions, Inc. of Miami, Florida collectively referred to as "Parties".

RECITALS

WHEREAS, the Parties have entered into a Lease and Operating Agreement, dated May I, 2015 (the "Agreement"), for the purpose Of operating the business of La Filotea Productions, Inc. on its property and utilize their staff;

WHEREAS, the Parties have decided to terminate the said Agreement under the terms and conditions as set forth he reunder.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	TERMINATION

The Parties hereby agree that as of the Termination Date, the said Agreement shall stand terminated and thereafter it shall have no future force or effect. Also, the Parties Will not be liable for any ongoing Obligations except for the surviving Obligations under the said Agreement. La Filotea Productions, Inc. shall pay back that outstanding loan provided by Arc Lifestyle Group Inc plus interest with the first installment of $1,590.00 on August 18, 201S and the remainder on Or before August 31, 2015.

Any payment not remunerated within ten (10) days of its due date shall be subject to a belatedly charge of of the payment, not to exceed $150.00 for any such late installment. If for any reason, La Filotea Productions, Inc. fails to make any payment on time, Arc Lifestyle Group Inc can then order instant payment of the entire outstanding balance of this loan, Without giving anyone further notices. If La Filotea Productions, Inc. has not paid the full amount of the loan when the final payment is due, Arc Lifestyle Group Inc Will charge La Filotea

Productions, Inc. interest on the unpaid balance at 8 percent per year.

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2.	SURVIVING OBLIGATIONS

The Parties shall only remain obligated for any obligations that Were intended to survive the expiration Of the term of the Agreement as provided therein.

3.	RELEASE

The Parties do hereby mutually remise, release and forever discharge each other and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes Of action, suits, debts, accounts, covenants, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity that they ever had, now has, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, by reason of any act, omission, matter, cause Or thing whatsoever occurring at any time prior to the execution Of this Termination Agreement, whether known or unknown, suspected or unsuspected, foreseen or unforeseen.

4.	NOTICES

All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail.

All notices given by electronic means shall be confirmed by delivering to the party entitled thereto a copy Of said notice by certified or registered mail. postage prepaid, return receipt requested. All Written notices shall be deemed delivered and properly received five (5) days after mailing the notice, in the case of written notice given by mail, or upon the earlier of two (2) days after the mailing of the confirmation notice or upon actual receipt Of the notice prcwided by personal delivery or electronic means.

5.	SUCCESSORS & ASSIGNS

This Agreement is binding upon each Party, and shall inure to the benefit Of each Party to this Agreement and their respective officers, directors, employees, agents, subsidiaries, parent corporations, affiliated companies, successors, assigns, agents, heirs, and personal representatives.

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6.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties hereto as to the termination of the Lease Agreement and it merges all prior discussions between them relating thereto. Any amendment or modification to this Agreement shall be effective only if in writing and signed by each party hereto,

7.	SEVERABILITY

In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision, In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.

g. COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

g. GOVERNING LAW

This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles thereof.

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IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the dates set forth below their respective signatures,

/s/ Carlos López Martinez	/s/ Gabriela Paz
Arc LifeStyle Group Inc	La Filotea Productions, Inc
Carlos López Martinez	Gabriela Paz
CEO	CEO

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